Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Andrew Graham
Corporate Counsel
agraham@trinsic.com
(813) 233-4567

TRINSIC REPORTS PRELIMINARY FOURTH-QUARTER RESULTS

Retail Line Count Expands 4% in January

TAMPA, FL (February 10, 2005) — Trinsic, Inc. (NASDAQ/SC: TRIN), a leading provider of enhanced wireline and IP telephony services, today reported that, based on preliminary results, it expects to report revenue for the fourth quarter ended December 31, 2004, of approximately $58 million and revenue for full-year 2004 of approximately $251 million. Trinsic also expects to report EBITDA of $3.0 million for the fourth quarter of 2004, exceeding its guidance of $2.5 million. In addition, Trinsic today announced that net retail line count increased in the month of January to 246,809 on January 31, 2005, from 237,353 at December 31, 2004. Trinsic intends to issue its fourth-quarter and full-year 2004 financial results on March 23, 2004.

     Trey Davis, Trinsic’s chief executive officer, commented, “We are very pleased with our preliminary report of better-than-expected revenues for the fourth quarter and a return to positive EBITDA. These improved results, together with our continuing line-count growth, reflect the fundamental redirection of the company in the third quarter to a dual strategy of reinvesting in our consumer UNE-P (unbundled network elements platform) business, while continuing to deploy our internet protocol (IP) network in markets that can meet our return on investment objectives. This sustainable growth strategy, combined with the recapitalization of our balance sheet and other substantial operating changes since August 2004, have enabled us to enter 2005 with greatly improved prospects for continued growth.”

     Consistent with the Securities and Exchange Commission’s Regulation G, the following table provides a reconciliation of Trinsic’s guidance for EBITDA for the fourth quarter of 2004, to the Generally Accepted Accounting Principles (GAAP) measure of net income. EBITDA is not a measure under GAAP, is not meant to be a replacement for GAAP and should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. The Company has included EBITDA data to assist in understanding its operating results. EBITDA is a measure commonly used in the telecommunications industry, and many securities analysts use EBITDA as a way of evaluating the Company’s financial performance.

Reconciliation of Guidance for	Three Months Ended
EBITDA with Net Loss	December 31, 2004
Net loss	$(1,895)
Interest income	(759)
Interest expense	1,351
Depreciation and amortization	4,312

EBITDA	$3,009

- MORE -

TRIN Reports Preliminary Fourth-Quarter Results

February 10, 2005

     Based on these preliminary results, management believes the company will be in full compliance with its lender covenants for the fourth quarter of 2004, which the Company previously violated in the third quarter of 2004. Although the Company has not received a waiver from the lender regarding the violation, it has reached an agreement with the lender under which, among other things, the lender will forbear from exercising default rights and remedies until May 31, 2005, by which time Trinsic expects to have a replacement lender.

     This press release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” and “projects” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in Trinsic’s periodic filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on Trinsic’s business, financial condition, and results of operations. Trinsic assumes no obligation to update these forward-looking statements.

About Trinsic

     Trinsic offers consumers and businesses enhanced wire line and IP telephony services. All Trinsic products include proprietary services, such as Web-accessible, voice-activated calling and messaging features that are designed to meet customers’ communications needs intelligently and intuitively. Trinsic is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies, including Sprint. Trinsic changed its name from Z-Tel Technologies, Inc. on January 3, 2005. For more information about Trinsic and its innovative services, please visit www.trinsic.com.

- END -